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                                                                    Exhibit 99.1


Thursday July 20, 3:01 pm Eastern Time

Company Press Release

SOURCE: Perceptronics, Inc.

Perceptronics Completes Sale of PGTS and Training Simulator Operation

WOODLAND HILLS, Calif., July 20 /PRNewswire/ -- Perceptronics, Inc. (OTC Bulletin Board: PCTR - news) today reported that it had completed the previously announced sale of its PGTS and training simulator operation to Eidetics Corporation, a Torrance, CA based manufacturer of aircraft simulators and other simulation systems.

The transaction included, among other things: (1) transfer to Eidetics of the PGTS Assets; (2) payment or assumption by Eidetics of certain liabilities of the Company associated with the PGTS Business; (3) transfer by the Company to Eidetics of active contracts and/or proposals in the area of PGTS and training simulator operations including; and (4) payment by Eidetics to the Company for four years of a royalty on all Eidetics business involving the PGTS Assets and/or transfer of the PGTS contracts and proposals.

As part of the shareholder approval process, Perceptronics filed with the SEC an information statement describing in more detail the terms of the transaction. Copies may be obtained from the SEC's Web site at www.sec.gov or from the Company at no cost.

Perceptronics' business is to develop, produce and market software products and services that allow Web site developers and owners to create online collaborative experiences that meet the growing demand for expanded multi-user interactivity on the Internet. A description of the Company's IC3D Technology is found at http://ic3d.perceptronics.com.

Safe Harbor Statement:

Statements regarding the Company's expectations about growth and marketing strategies, new and existing products, and future financial performance are Forward Looking Statements that are subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation: (1) technological factors affecting the development and commercial fielding of the IC3D Framework; (2) competitive factors in the Internet industry, including the ability of the Company to compete against larger, well-funded companies; (3) cash flow factors affecting the Company's operations; (4) the ability of the Company to obtain required financing, that would affect further development and marketing of the IC3D Framework; and (5) competitive factors and contracting contingencies in the defense simulation industry and in particular in the international defense business. These and other risks and uncertainties are discussed in greater detail from time to time in the Company's SEC filings and reports.

SOURCE: Perceptronics, Inc.